Exhibit 99.1

Amro Albanna (00:05):

All right. Welcome everybody. I do see people are starting to join, so I’m just going to take a few seconds to make sure that everybody gets the beginning of the Aditxt weekly updates. I see some people joining right now, and with that we probably can get started. Maybe a couple more people here, a couple more seconds. So, hello everybody. Good morning, good afternoon, good evening. My name is Amro Albanna. I am the Co-Founder and CEO of Aditxt. We have these weekly updates for our stakeholders, our team members, our partners and our shareholders to make sure that we keep everybody engaged and updated on the status of our business. So with that, I wanted to make sure we discuss the data that we announced a few weeks ago for the ADI-100, which is a product of Adimune. And with that, I wanted to invite Shahrokh, our Chief Innovation Officer and Co-Founder, and Friedrich, who is the Co-CEO of Adimune to discuss the data. But before we get into it, maybe Shahrokh, why don’t you get us started by introducing yourself?

Dr. Shahrokh Shabahang (01:20):

I’ll say good day to cover all time zones, and thank you for joining us. I’m Shahrokh Shabahang, Chief Innovation Officer of Aditxt, and my role is to support all innovations as they pertain to product development and launch.

Amro Albanna (01:35):

Wonderful. Thank you, Shahrokh. And Friedrich, you’ve been with us before and why don’t you just do a quick intro and we’ll get started from there.

Dr. Friedrich Kapp (01:45):

Yeah, thank you and good day to all watching and listening. I’m Friedrich Kapp and I’m responsible at Adimune for the development of ADI-100 and moving it to the clinical development phase and the clinical trials. And I’m very excited about it and will share with you why.

Amro Albanna (02:06):

Wonderful. So that said, just like the last couple of times folks that are joining us, please, we do welcome Q&A. You see the Q&A button at the bottom of the screen. We truly, truly welcome the questions and answers and that goes for our team members as well. This is, again, a public forum. Given the various programs that we are working on, given the fact that we are all operating from different locations, this is a great forum for all of us, whether you’re a team member, partner, or any other type of stakeholders, it is a good forum for you to ask questions. So here it is. I will be monitoring the Q&A and certainly we welcome your questions and we’ll provide some answers. So that way maybe Shahrokh, today we’re going to be focusing on Adimune. It is our first subsidiary.

(02:57):

The focus is on autoimmunity and addressing autoimmunity as one of the most pressing health challenges. And with that, why don’t you just give us an overview of what autoimmunity is. That, of course inclusive of multiple sclerosis, type 1 diabetes, psoriasis, and the various other types of autoimmunity diseases that we deal with.

Dr. Shahrokh Shabahang (03:20):

Thank you, Amro. And autoimmune diseases really can be summarized in one statement, and that is that our own immune system, which is really designed to protect us against potentially harmful external stimuli or forces to start attacking aberrantly our own tissues. And why that happens, there are a lot of different schools of thought, and maybe it’s one, maybe it’s a combination of things that lead to that and what the etiology is hard to pinpoint. But the fact remains that something starts that process and the body starts to recognize our own tissues as foreign as something that could be dangerous and needs to attack. And some of those components of those tissues are shared. So it may know a particular protein, for instance, which is the target of the autoimmune attack, can be in one particular tissue like the heart, or it can be in multiple tissues, in which case you might have several different organs or tissues engaged in that process. But that’s in a nutshell what we’re looking at with autoimmunity.

Amro Albanna (04:44):

And autoimmunity can develop at any age randomly as far as its initial stage?

Dr. Shahrokh Shabahang (04:52):

It can. And there’s, of course, been a lot of work done on the genetic predispositions to certain types of autoimmune diseases. And we know that there are certain individuals that carry certain genes that render them more susceptible. But at the end of the day, it’s not just your genes that you’re born with, it’s also the environmental factors that can have an impact on your system in general that can later on in life lead to autoimmune issues.

Amro Albanna (05:25):

Generally speaking, Shahrokh, what has been the method and approach to addressing autoimmunity, generally speaking?

Dr. Shahrokh Shabahang (05:31):

Generally speaking, it’s really, again simple, it’s suppression of the immune system. So you basically try to down-regulate the whole immune response as a whole in order to not have as much impact or autoimmune response to what disease indication you’re trying to address. And of course the side effect with that is that because the immune system is being down-regulated, sort of blanketly, then you’re leaving the body susceptible to other harmful stimuli and other harmful diseases like infectious diseases and cancers.

Amro Albanna (06:13):

So the good news is you’re slowing the pace of rejection or at least the pace of attacking our own tissues but obviously the challenge here is you’re also opening up our system to be susceptible to other diseases that our immune system would handle.

Dr. Shahrokh Shabahang (06:29):

Yeah, essentially you’re disabling the ability of the immune system to do what it was designed to do.

Amro Albanna (06:36):

So Friedrich, that’s it. And given the mission of Aditxt and our business model, which I will continue to repeat, where we identify a promising innovation or a promising business, we’ll bring it in-house, build it, we support it for the purpose of positioning it for global commercialization. So Adimune as a company has a platform, ADI and ADI-100 is the first product candidate based on the ADI platform. Why don’t you maybe share with us what is fundamentally different than existing approaches to addressing autoimmunity?

Dr. Friedrich Kapp (07:12):

Yeah, thank you, Amro. I think there must be a much better approach than to suppress the immune system. And the better approach would be to restore immune tolerance. Because immune tolerance is disrupted in autoimmune disease. You need to restore it. And when you think about how to do that and how to approach this task, then it’s a good idea to look at how does the body itself maintain tolerance. And the point is that the system, the immune system responds to dying cells. And the dying cell can either be a danger signal or it can be just normal turnover, just of these many hundreds of millions of cells that are being turned off-

PART 1 OF 4 ENDS [00:08:04]

Dr. Friedrich Kapp (08:03):

Just of these many hundreds of million cells that are being turned over every day. And in that second case, the immune system says, “Well, let’s tolerate.” So the immune system can either attack a dying cell because it’s dangerous or it can really down-regulate or keep the immune system down-regulated or regulate and maintain tolerance that way. So if you take this into account, then you have two observations because the immune system always identifies and detects antigens. And so there is the dying cell, which we call an apoptotic cell, and there is an antigen. And when that is detected, then you can really maintain tolerance or use this system, apoptosis and antigen presentation, to restore tolerance. And that’s the principle of ADI-100.

(09:12):

So we have, of these two components of our drug, there’s one that induces a small amount of dying cells. And the other component of our drug presents an antigen. It’s actually in our case, GAD, G-A-D. It’s an antigen related. We’ve used an antigen related to the one that, for example, in type one diabetes is the one that causes the disease when being attacked by the immune system as part of the autoimmune disease that’s evolving in type one diabetes. So the dying cell, the antigen presentation, and then the down regulation of the attacking part with our ADI-100 to restore immune tolerance.

Amro Albanna (10:03):

So Friedrich, basically our immune system, there is a natural mechanism, a [inaudible 00:10:10] mechanism, which is tolerance, that tolerates our own tissues and cells. It wouldn’t make any sense for our immune system to attack our own cells, right? We want to make sure the immune system obviously addresses external threats, all threats, right? So our own mechanism of tolerance, somehow the immune system forgets that one of our antigens or tissues or organs, that it’s ours and it will begin to attack it. And what we’re trying to do with ADI is to retrain it or to remind it that this is ours, recognize it as our itself and therefore do not attack it. So we’re really trying to replace the suppression with restoring the natural order to remind it that it’s our own tissue. Is that fair enough? Is that correct?

Dr. Friedrich Kapp (11:05):

That’s very well and correctly described. And our drug ADI-100 uses a related antigen to the one that is being attacked. And that is important because if you use the one that’s being attacked, it doesn’t make much sense. With the related antigen, we have shown in many experiments that we can really, with this principle of inducing apoptosis and presenting this modified antigen downregulate the autoaggression against self.

Amro Albanna (11:40):

Great. And I do see we have a question from Mike. Mike, I’ll get back to you here in a second to answer your question, which relates to cancer. So that said, Shahrokh obviously autoimmunity. Kind of back to the Aditxt model. Our model is our DNA, no pun intended, is to truly identify these promising innovations, promising companies, where we believe they have the potential of addressing major health challenge. And with autoimmunity, can you shed some light? Can you quantify that challenge? Because there are about 80 to a hundred different autoimmune diseases, right? I started with type one diabetes and psoriasis and multiple sclerosis. I think our participants and future audience will begin to understand how big autoimmunity is. But can you at least maybe provide some examples of other areas? Because obviously there are some DERN related, there is autoimmune, there is CNS type. So if you can shed some light, maybe that would be helpful for everybody listening in.

Dr. Shahrokh Shabahang (12:49):

Sure. I mean, as you said, autoimmunity is a big issue. So, 80 to a hundred or so have been identified. There’s probably going to be more identified or reclassification of the existing diseases that we know of. There’s approximately 50 million people in this country, in the US alone, affected by one form of autoimmunity or another, which really dwarfs number of people that are impacted by cancer and heart disease put together. So it is a major problem. And essentially you’re dealing with really, when you compare autoimmunity with cancer, you’re dealing with two sides of the same coin. In one case, you have a overreactive immune response to our own tissues. In the other case, in the case of cancer, you have inability of the immune system to recognize the cancer cells, but it all has to be preferably a specific response in these cases. So what we are doing here is with a ADI platform as a whole, we are developing a tolerance delivery system that can be expanded to other indications.

(14:05):

Now we’ve selected a particular antigen. Initially it was selected because it’s one of the culprits in type one diabetes. It happens that it was a good antigen to select overall, because now we know more and more that glutamic acid decarboxylase, which is an enzyme, very important enzyme in the body, is found in many, many tissues. So ADI-100 can have applications to several indications, even though it’s still antigen specific. In other words, it’s not downregulating the immune response to everything. It’s to that particular antigen, it happens that that antigen is found in many tissues including skin, including again the pancreas and many, many neural systems.

(14:59):

So there are perhaps 200 or more GAD-mediated central nervous system autoimmune diseases. So again, with the ADI technology, our focus right now is on this particular antigen. But the idea is that, as Friedrich alluded to, we can potentially switch out the current antigen with other targets to do the same thing, to induce tolerance to that specific antigen. In the case of cancer, it is again different. And one important thing here that we have shown is that currently there are therapeutics that, they’re called checkpoint inhibitors, that essentially up-regulate the overall response to cancer, but then they can cause some autoimmune issues. And we have shown in our studies that we can actually, in a targeted way-

PART 2 OF 4 ENDS [00:16:04]

Dr. Shahrokh Shabahang (16:02):

... is that we can actually in a targeted way, reduce the autoimmune component without touching the ability of those drugs to address the therapeutic effect on cancer.

Amro Albanna (16:19):

Great. So I’m going to go ahead and read Mike’s question. And Mike again, thanks for asking a question here. So I will just summarize it. Mike is mentioning something about a company that was featured on CBS News and his question is, “Does your research possibly help towards fighting cancer as well? And if so, could it work for all types of cancer or is it only geared towards certain types?”

(16:45):

So let me maybe begin and then I’ll turn it over to you, Friedrich. One, so we do have a subsidiary that’s working on early detection of cancer using mitochondrial DNA. That’s Pearsanta. And I do see Chris joining the call. I’m sure Chris would love to join in and really talk about cancer detection because as we understand, the higher probability comes from early detection of cancer. So that is Pearsanta, which we’re working towards initially with prostate cancer, endometriosis followed by ovarian cancer and other types of cancer. So early detection and eventually and potentially prevention through Adductomics, but that is still an R&D stage.

(17:28):

Now, back to Adimune when it comes to cancer and Friedrich again, maybe you can shed some light. When we’re talking about autoimmunity, even out of the ADI context, when we’re talking about autoimmunity, it sounds like with immunosuppressants in general, we’re down regulating the immune system. That’s our goal to make sure that, again, we slow the pace of rejection of our own tissues. But the issue is, when you down regulate an immune system, you want to make sure that the immune system is highly alert to fight cancer. That seems to be the dilemma as I heard it from Shahrokh.

(18:06):

So through tolerance and through ADI, and of course we got to remind everybody, we are still preclinical. There is still work to be done, there is still approvals to be obtained. We are still at a preclinical stage and Shahrokh and Friedrich will discuss that. But in general, Friedrich with ADI approach, when it comes to tolerance, how do you characterize the fact that tolerance, the mechanism we use with tolerance, the goal here is not to interfere with fighting cancer because you’re not down regulating the immune system?

Dr. Friedrich Kapp (18:39):

Yeah, I understood Michael’s question in a way, if our drug would also be suitable for fighting cancer. I will have to explain briefly that that is not the case and it’s also not the intention. And we are actually very happy, as Shahrokh mentioned, that we do not interfere with a drug like the checkpoint inhibitor drugs that are fighting cancer, but also inducing autoimmune disease, that we take care of the autoimmunity part without interfering with the anti-cancer part of the checkpoint inhibitor.

(19:14):

That does not say that this particular technology that we have would not be suited in the future to be modified in a way that instead of inducing or restoring immune tolerance, now being modified to selectively and adjutant specifically attack on tumors. But the constructs that we do have, the two components are generated and designed in several ways that I didn’t address and don’t want to go into details to really make sure that we only restore autoimmunity without the risk of achieving the opposite.

(20:01):

That was one concern of several investigators that we spoke with. And we have now very good data from human tissue, in vitro or ex vivo as we call it, to show that everything we have seen in mice when we looked for restoring autoimmune tolerance can also be achieved with cells taken from patients that have anti-GAD autoimmunity. And that is a fantastic finding, which is very exciting because it’s so promising for our work. And we can go into some details with that.

Amro Albanna (20:40):

Great. So obviously this is pretty significant science and Shahrokh, I want you to just maybe touch on the patents that are protecting ADI and then we’ll go to Friedrich and we’ll discuss now the status where we are. And ultimately, ultimately our goal is to make sure that we get it to humans. That’s ultimately the goal, which is a journey. So I want to talk about the status, what we’re looking at next. But before we go there, maybe Shahrokh quickly, you can describe the IP portfolio that we currently have for ADI.

Dr. Shahrokh Shabahang (21:14):

Sure. We have a pretty extensive IP portfolio for ADI and related technologies using in-body induction of, again, this apoptosis or programmed cell death, which is a physiologic cell death, not a cell death that causes inflammation. Over probably somewhere between 130, 150 patents and patent applications that are related to this technology. The patent strategy initially starts by finding patents for things that you find, but really as the technology becomes more mature, you start taking a much more comprehensive look at strategizing, how to capture what you’re trying to do, not just now but in the future.

(22:12):

And that’s one of the key things that we have done in the most recent years in again forming a patent portfolio around the whole apoptotic DNA immunotherapy or ADI technology, which is again, as I mentioned, a tolerance delivery system, which can be used for delivering tolerization for any antigen. So that’s really the objective. And even though we have specific patents, for instance, or ADIC-100 with respect to type 1 diabetes and some of the other indications that involve GAD, specifically, the whole ADI platform has also been protected.

Amro Albanna (23:00):

Great. Friedrich, just in case people missed it, obviously with your background, how many drugs have you been responsible for bringing to commercialization in your previous chapter?

Dr. Friedrich Kapp (23:13):

I call it a couple.

Amro Albanna (23:15):

All right, well you’re very humble. You’re very humble. And you’re based in Berlin, Germany.

Dr. Friedrich Kapp (23:21):

Yeah.

Amro Albanna (23:22):

So let’s talk about the journey of bringing this drug, at least to begin human trials. That’s a big milestone in any drug development cycle. So maybe where we are or what we’ve been up to, where we are and what do you see as the next step?

Dr. Friedrich Kapp (23:42):

Yeah, well, thank you very much. We have essentially completed, essentially we’ve completed everything that’s needed. We have been in touch with our health authority in Germany because two of the clinical studies we are planning will be done in Germany. They’re very supportive and we will study psoriasis and type 1 diabetes and we will-

PART 3 OF 4 ENDS [00:24:04]

Dr. Friedrich Kapp (24:03):

...study psoriasis and type 1 diabetes and we will study stiff-person syndrome and other neurological diseases in the United States. All of them having a guide component. We did all the element experiments, we did toxicology, we did the bio-distribution and persistence, antibody formation against the drug. All positive data. Really not a single one that’s raising a flag, so we are very happy.

(24:36):

And as I mentioned just before, these new findings was achieved with ex-vivo from patient-derived material is really very promising because the anti-GAD activity, immune activity was down-regulated with our drug. And that is wonderful because you see the type 1 diabetes, let’s talk about this for a minute. It’s a special type of autoimmunity because it’s not treated with immunosuppressants, it’s treated with insulin. Now it’s caused by immune activity against GAD. And not only do you see that in patients that have already been diagnosed with type 1 diabetes, but in normal people, normal individuals that are at risk of developing type 1 diabetes.

(25:40):

So that is where you see also the anti-GAD immunity. And so everyone is looking, in the field is looking for a drug that down-regulates that autoimmunity against GAD because then you go into prevention. Patients that you treat with ADI-100, there’s the promise and my expectation that they will never develop the disease. Early diagnosed diabetes patients, type 1 diabetes patients will be treated and will essentially be okay from time-to-time, maybe six to 12 months later they may have to get another injection with our drug. We have observed in mouse models for 300 days and then stopped the experiment. So now let’s do a little mess with the audience.

(26:43):

If you take away the cause of the disease, eliminate the immunity against GAD. If you eliminate the cause of the disease, what happens to the disease? Well, it is also going down. Now when the disease is not there, what happens to insulin? Is also not needed anymore. Only perhaps in risk situations, as a rescue therapy. So I don’t want to promise too much, I’m just talking about my personal expectations based on these data. And it’s so fascinating that we can prevent and then treat early disease. The one thing that we have to find out is what happens to the disease that’s already established for several years or many years? Is there something left that can be revitalized? Are there stem cells that have not been destroyed like the beta cells and can they be revitalized and build new beta cells? And therefore that’s what we need to find out.

(27:54):

And also, in psoriasis when we treat, my expectation is that the disease is also going to go down and be eliminated. We have to see for how long and when do we need to retreat. But it’s very promising. And so the point is that we either heal or stop the disease and avoid progression from the date of first diagnosis. And that is very important for patients that suffer from stiff person syndrome because the progression is really devastating. And if you hope that you have made a very good contribution to the health of these patients, and that’s-

Amro Albanna (28:48):

Your enthusiasm is very contagious, Friedrich. And I can tell you truly, all of our stakeholders, starting with myself, we could not have a better partner and a better leader to lead Adimune and ADI. And that’s why we’re here. And now that we only have a minute left, I would say the same thing about Shahrokh. Our team members and partners are behind the scene, and this forum is so important for the world to see the people behind the achievements and the accomplishments that we have been been making. And ADI, certainly Adimune could not be possible without Shahrokh and his team. And we just simply don’t have enough time or days to even address that. So with that, maybe Shahrokh, any final words you would like to share before I conclude this session?

Dr. Shahrokh Shabahang (29:45):

Just two things. I want to echo what you said. There’s a tremendous amount of teamwork behind the scenes to conduct all of these experiments that need to be done, writing reports and getting things ready for our submissions for regulatory agencies. And I have to thank all of our team members who’ve been truly engaged in this process. And the last thing I’ll mention is that when you are bringing a new drug into the clinic, the first thing that you want to make sure as much as possible is to make sure it’s safe. And we’ve really done a lot of studies to not only ensure that the drug doesn’t have toxicity, but also to look and see if it can... What kind of an impact it could have on the response and reactivity to GAD. And that’s one of the things that has been done. And finally to select really the patients who would best benefit from this. So we’ve done a lot of work in that area and we’re looking forward to seeing how this performs and we’re feeling pretty comfortable with going into the clinic with it at this stage.

Amro Albanna (31:02):

Wonderful. Thank you, Shahrokh. Thank you again for joining. Friedrich, thank you again very much.

Dr. Friedrich Kapp (31:06):

Thank you.

Amro Albanna (31:07):

And thanks to all of you for joining us and hopefully we see all of you again next week.

Dr. Shahrokh Shabahang (31:12):

Thank you.

Dr. Friedrich Kapp (31:12):

Thank you. Bye-bye. Thank you.

PART 4 OF 4 ENDS [00:31:15]